Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Announces AZ-004 (Staccato® Loxapine) PDUFA
Goal Date of October 11, 2010
Mountain View, California — February 11, 2010 — Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that the U.S. Food & Drug Administration has accepted the AZ-004 NDA for filing and has indicated a Prescription Drug User Fee Act (PDUFA) goal date of October 11, 2010. Alexza filed the AZ-004 NDA on December 11, 2009 and is seeking marketing approval for the rapid treatment of agitation in patients with schizophrenia or bipolar disorder.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the rapid treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials. In February 2010, Alexza established a collaboration with Biovail Laboratories International SRL, a subsidiary of Biovail Corporation (NYSE: BVF), to develop and commercialize AZ-004 in the U.S. and Canada.
Alexza has completed an end-of-Phase 2 meeting with the FDA for AZ-001 (Staccato prochlorperazine) and has completed two Phase 2 studies with AZ-104 (Staccato loxapine, low-dose). Both product candidates are being developed for the acute treatment of migraine headache.
AZ-002 (Staccato alprazolam) has completed Phase 1 testing and one Phase 2a proof-of-concept clinical trial. Product candidates that have completed Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza, is available online at www.alexza.com.

Safe Harbor Statement
This press release includes forward-looking statements regarding the development, therapeutic potential and safety of AZ-004. Any statement describing a product candidate or Alexza’s goals, expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. Alexza’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in Alexza’s Annual Report on Form 10-K for the year ended December 31, 2008, and Alexza’s other Periodic and Current Reports filed with the Securities and Exchange Commission, including the risks under the heading: “Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.” Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President & CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com